EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of November 24, 2021 by and among Singlepoint Inc., a Nevada corporation (the “Company”) and Corey Lambrecht (“Executive”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive are parties to that Employment Agreement dated as of January 17, 2020 (the “Employment Agreement”) which by its terms has extended to

WHEREAS the parties have agreed, subject to the terms, amendments, conditions and understandings expressed in this Amendment, to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2. Employment. Executive shall be employed by the Company as Chief Financial Officer and President of the Corporation and shall perform such duties as are consistent with his position (as applicable, the “Services”).

3. Term Extension. The Term for the Employment Agreement shall be amended to expire on November 23, 2023. This Term shall automatically be extended for additional three-year periods (included in the definition of Term) unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term.

4. Compensation. During the term of the Agreement (as extended hereby):

(a) Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Two Twenty Five Thousand Dollars ($225,000.00) per year, with a minimum automatic Cost of Living increase of 3.0% per year, beginning on January 1, 2022.

(b) Other Benefits. The Company shall provide the Executive with (i) a Cell Phone Allowance of $150.00 per month, (ii) an Automobile Allowance of $600.00 per month as of November 1, 2021, (iii) Health Care reimbursement has been reclassified as a Health and Wellness allowance.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under Section 4 of the Employment Agreement.

1

(d) Bonus. The Company shall pay Executive a one-time cash retention bonus equal to twenty percent (20%) of the Base Salary, less appropriate federal, state, and payroll taxes.

5. Waiver. Any unpaid allowances/compensation due to Executive under the Employment Agreement through October 31, 2021 shall be waived by Executive.

6. Compensation upon Termination.

(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, his Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two times the Executive’s Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments.

(b) If the Executive’s employment is terminated by the Board of the Company for Cause, then the Company shall pay to the Executive his Base Salary and Bonus earned through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c) If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the Executive his Base Salary for a period of twenty four months following such termination, (ii) pay the Executive any accrued and any earned but unpaid Bonus, (iii) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination, and entitle Executive to receive equivalent share issuances as any executive, officer, management, or director of the Company receives for a period of twenty-four (24) months after termination.

(d) This Agreement sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination he shall not be entitled to any payments or benefits which are not explicitly provided for herein.

(e) In the event this Agreement is terminated for Cause by the Company, or the Executive resigns for no reason, the Executive agrees to waive all rights to future bonuses or payments. At the election of the Executive, he can elect to receive any unpaid wages via cash or in shares of common stock of the Company, should the Company not be able to pay such amount owed in cash SinglePoint Common stock will be issued to settle any outstanding wages.

2

(f) If the Executive’s employment is terminated by the Executive for Good Reason, the Company shall:

i.

Pay Executive a single lump sum cash payment equal to 1.5 times the Executive’s Base Salary, in effect at the time of termination, within five (5) business days of such termination or at the discretion of the Company, in twelve (12) equal monthly installments;

ii.	Pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date of such termination; and

iii.	Pay Executive any expense reimbursement and unused vacation days owed at the time of termination.

(g) All Stock Option not vested at the time of termination shall be deemed expired, null, and void. Any Stock Options that have vested as of the date of termination shall remain exercisable as outlined in the Company’s Stock Option program.

(h) The provisions of this Section shall survive any termination of this Amendment and or the Agreement.

(i) Executive acknowledges that he shall not be entitled to any payments or benefits which are not explicitly provided within this Amendment or Executive’s Employment Agreement.

7. Other Terms Unchanged. The Employment Agreement, as amended by this Amendment, remains and continues in full force and effect, constitute legal, valid, and binding obligations of each of the parties, and are in all respects agreed to, ratified, and confirmed. Any reference to the Employment Agreement after the date of this Amendment is deemed to be a reference to the Employment Agreement as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall control.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

[Remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Singlepoint Inc.

By:
Name:
Title:

Executive

By:
Name:	Corey Lambrecht
Title:

4